Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-52761 on Form S-8, Registration Statement No. 333-127361 on Form S-8, Registration Statement No. 333-155522 on Form S-3, Registration Statement No. 333-159417 on Form S-8, Registration Statement No. 333-170569 on Form S-3, Registration Statement No. 333-172022 on Form S-3, and Registration Statement No. 333-172023 on Form S-3 of our reports dated February 28, 2011, relating to the consolidated financial statements of Buckeye Partners, L.P. and subsidiaries, and the effectiveness of Buckeye Partners, L.P. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Buckeye Partners, L.P. for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 28, 2011